Exhibit 99.1

UTStarcom Appoints Jack Lu as Chief Operating Officer

ALAMEDA, Calif., March 1, 2010 /PRNewswire via COMTEX News Network/ — UTStarcom, Inc. (Nasdaq: UTSI) today announced the appointment of Jack Lu to Chief Operating Officer effective immediately. He will oversee the broadband business unit, multimedia communication business unit, global supply chain and China sales and marketing functions. He will report directly to Peter Blackmore, Chief Executive Officer and President of UTStarcom.

(Logo: http://www.newscom.com/cgi-bin/prnh/20051013/SFTH063LOGO)

“I am extremely excited to have Jack join UTStarcom’s executive leadership team as he brings a wealth of experience and knowledge,” said Peter Blackmore, Chief Executive Officer and President of UTStarcom. “Jack’s start date is earlier than we had planned and I applaud Jack’s commitment to start as soon as he could. He will further strengthen our China management team, build upon our momentum in China and his leadership will be instrumental in driving the Company’s long-term growth.”

Jack brings more than 25 years of experience in telecom, opto-electronic components and investment project management in a multinational environment. Jack recently served as Co-Chief Operating Officer and General Manager, China at Source Photonics, a leading global opto-electronic component company. Prior to Source Photonics he held numerous positions at Fiberxon, which was sold to MRV Communications Inc. in July 2007, including Chief Executive Officer, Chief Operations Officer and Vice President of Marketing and Sales. Prior to joining Fiberxon in September 2001, Mr. Lu worked for US Business Networks Inc. (MeetChina.com) as Director of Business Strategy Development from March 2000 to May 2001, and China National Technical Import and Export Corporation in a number of management positions from May 1988 to July 1998. Mr. Lu holds a Bachelor of Science degree in Electronic Engineering from Huazhong University of Science and Technology and an M.B.A. from the University of Southern California.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The Company sells its solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. The Company was founded in 1991 and is headquartered in Alameda, California. For more information about UTStarcom, visit the Company’s Web site at http://www.utstar.com.

SOURCE UTStarcom, Inc.

Copyright (C) 2010 PR Newswire. All rights reserved